EXHIBIT 10.1

Forbearance Agreement

This Forbearance Agreement (herein, the “Agreement”) is made as of this 29th day of December, 2009, by and among Champion Industries, Inc. (the “Borrower”) Mr. Marshall Reynolds, individually (the “Shareholder”), Fifth Third Bank, an Ohio banking corporation, as a Lender, L/C Issuer, and Administrative Agent for the Lenders (the “Administrative Agent”) and the other Lenders party hereto.

Recitals:

A.The Borrower, the Lenders, and the Administrative Agent are party to a Credit Agreement, dated as of September 14, 2007 (as heretofore amended and as the same may further be amended, supplemented and otherwise modified from time to time, the “Credit Agreement”).

B.The Borrower has informed the Administrative Agent and the Lenders that it has failed to comply with Sections 6.20(a), 6.20(b), 6.20(c) and 6.20(d) of the Credit Agreement as of January 31, 2009, April 30, 2009, July 31, 2009 and October 31, 2009 (each such instance of noncompliance being hereinafter referred to as an “Existing Default” and collectively, the “Existing Defaults”).

C.The Lenders are not willing to waive the Existing Defaults.

D.The Borrower has advised the Lenders that it intends to continue to reduce costs and take other steps to improve operations, and the Borrower has requested that the Lenders temporarily forbear from exercising certain rights and remedies under the Loan Documents in order to afford the Borrower the opportunity to do so.

E.In order to accommodate the Borrower’s request, during and only during the period (the “Standstill Period”) beginning on the date of this Agreement and ending on March 31, 2010 (the “Scheduled Standstill Expiration Date”), the Required Lenders are willing to temporarily forbear from exercising certain rights and remedies available solely by reason of the Existing Defaults on the terms, conditions, and provisions contained in this Agreement.

F.Because of the Existing Defaults, the Administrative Agent, acting at the direction of the Required Lenders, on December 7, 2009, suspended the Borrower’s option to elect Eurodollar Loans and took $2 Million of cash collateral from an account maintained by the Borrower at Fifth Third Bank and on December 16, 2009, took an additional $1 Million of cash collateral from the same account (the $3 Million aggregate cash collateral is collectively referred to herein as the “Cash Collateral”).

G.As a shareholder of the Borrower, and benefiting from the Credit Agreement and the forbearance terms contained in this agreement, the Shareholder is agreeable to executing and delivering this Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Incorporation of Recitals; Defined Terms.  The Borrower and Shareholder acknowledge that the Recitals set forth above are true and correct in all material respects.  The defined terms in the Recitals set forth above are hereby incorporated into this Agreement by reference.  All other capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

2.Amounts Owing.  The Borrower acknowledges and agrees that the principal amount of Loans and Letters of Credit as of December 29, 2009, is $66,157,937.87 ($56,632,442.00 in Term Loans, $8,725,495.87 in Revolving Loans, $800,000.00 in Swing Loans, and $0.00 in Letters of Credit), and such amount (together with interest and fees thereon) is justly and truly owing by the Borrower without defense, offset or counterclaim.

3.Acknowledgment of Default(s).  The Existing Defaults constitute Events of Default under Section 7.1(b) of the Credit Agreement.  The Borrower acknowledges that, because of the Existing Defaults, the Lenders are permitted and entitled under Sections 7.2 and 9.3 of the Credit Agreement to decline to provide further credit to the Borrower, to terminate the Commitments, to accelerate the Obligations, to enforce Liens granted under the Collateral Documents, and to exercise any other rights or remedies that may be available under the Loan Documents or under applicable law.  The Borrower represents to the Administrative Agent and Lenders that there are no Defaults or Events of Default other than the Existing Defaults.

4.Forbearance.  Without limiting the right of the Administrative Agent under Section 2.2 of the Credit Agreement, including without limitation, the right to establish reserves against the Borrowing Base without prior notice to the Borrower because of the Existing Defaults, unless and until a Standstill Termination occurs, the Lenders will not accelerate the Obligations or enforce any of the Liens granted under the Collateral Documents or, except as provided with respect to Section 2.2 of the Credit Agreement and as expressly provided below herein, exercise any other rights or remedies available solely by reason of the Existing Defaults.

5.Revolving Credit.  During the Standstill Period, so long as the Borrower has (and will continue to have after any request for credit) Excess Availability equal to or greater than One Million and 00/100 Dollars ($1,000,000.00), the Borrower may continue to request credit under the Revolving Credit.  Any request for credit under the Revolving Credit during the Standstill Period shall be subject to the satisfaction of the conditions precedent set forth in Section 3.1 of the Credit Agreement, except to the extent non-compliance with the conditions set forth therein relate solely to an Existing Default.

6.Principal Payments.  The Borrower shall continue to pay all principal on the Loans and Reimbursement Obligations on all Letters of Credit as and under the Credit Agreement when due, including, without limitation, all scheduled payments of principal on the Term Loans.

7.Interest and Fee Payments.  The Borrower will keep interest and fees current on the Loans and payable at the default rate pursuant to Section 2.4(c) of the Credit Agreement.  The Borrower agrees that no new Eurodollar Loans may be created and any outstanding Eurodollar Loans shall be converted into Base Rate Loans at the expiration of the relevant Interest Periods.

8.Prepayment Contribution.  The Shareholder and the Borrower acknowledge and agree that the Shareholder delivered $3,000,000.00 to the Administrative Agent on or about October 30, 2009 (the “Prepayment Contribution”); and the Borrower, the Shareholder and the Lenders agree that the Prepayment Contribution constitutes cash equity contributed to the Borrower in exchange for common stock issued by the Borrower or, notwithstanding anything to the contrary in Section 6.11 of the Credit Agreement, upon execution and delivery by the Shareholder of a subordination agreement to the Administrative Agent acceptable to the Administrative Agent in form and substance (which agreement shall, among other things, subordinate the Prepayment Contribution to the right in payment in full of the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability and prohibit any payment of principal or cash interest on the Prepayment Contribution until payment in full of the Obligations), the Prepayment Contribution shall constitute subordinated unsecured Indebtedness owed by the Borrower to the Shareholder that is permitted under Section 6.11 of the Credit Agreement.

9.Additional Agreements. The Borrower further agrees that:

(a)The Borrower shall (i) concurrently with the delivery of the statements required by Section 11 hereof, deliver the same statements to Duff & Phelps, (ii) engage Duff & Phelps to update its previously delivered report on the financial condition and expected financial performance of the Borrower and its Subsidiaries and (iii) cause Duff & Phelps to deliver a copy of such updated report to the Administrative Agent on or before January 29, 2010.

(b)The Borrower agrees that it shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any new Indebtedness other than that which is (i) outstanding on the date hereof, (ii) approved in writing by the Administrative Agent in its sole discretion, or (iii) incurred to finance Capital Expenditures to the extent permitted by Sections 6.11 and 6.20(d) of the Credit Agreement.

(c) The Borrower agrees that it will not make any Restricted Payments.

(d)Notwithstanding anything in Section 6.22 of the Credit Agreement to the contrary, the Borrower shall maintain a concentration account with the Administrative Agent with a balance of at least Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) at all times.

(e)The Borrower acknowledges and agrees that field audits, inspections, and appraisals of the Collateral may be conducted at any time and from time to time as the Administrative Agent or the Required Lenders may require; and the Borrower agrees to cooperate in connection with each such audit, inspection or appraisal.  The Borrower acknowledges and agrees that the costs of each such field audit, inspection and appraisal shall be at the Borrower’s expense.

(f)On or prior to the date hereof, but after giving effect hereto, including Section 8 hereof, the Borrower shall have reduced the outstanding Term Loans minus cash collateral for such Term Loans held by the Administrative Agent for application to the Term Loans in accordance with Section 10 hereof, to an amount equal to or less than $49,632,442.00.

(g)The Borrower agrees that it has substantial Eurodollar Loans outstanding on the date hereof and that the Administrative Agent may, in its sole discretion but without obligation, hold cash proceeds and cash payments received from the Borrower as collateral to reduce outstanding Obligations after such Eurodollar Loans convert to Base Rate Loans.

10.Application of Cash Collateral and Prepayment Contribution.  Notwithstanding anything in the Credit Agreement to the contrary, including, without limitation, Sections 2.8 and 2.9 thereof, the Borrower and the Lenders agree that Administrative Agent shall apply the Cash Collateral and the Prepayment Contribution to payment of the Term Loans in the inverse order of maturity thereof.

11.Delivery of Information.  On or before January 8, 2010, the Borrower shall deliver to the Administrative Agent, each in form and with detail acceptable to the Administrative Agent:  (i) a 1-year business plan for the Borrower’s fiscal year ending on or about October 31, 2010 including a month-by-month statement of Availability, a full set of monthly detailed financial statements, including, without limitation, an income statement, balance sheet and statement of cash flows and a statement of all key assumptions for the Borrower and its Subsidiaries, which shall include an express detailed statement of projected expense reductions, including cash and non-cash restructuring charges, and the timing therefore, (ii) a detailed month-to-month statement of actual expense cuts made by the Borrower and its Subsidiaries for the period from October 31, 2008 through the date hereof, and (iii) a schedule showing on a month-to-month basis from October 31, 2008 through October 31, 2010, the number of people employed by and projected to be employed by the Borrower and its Subsidiaries (showing the number of people employed by each entity, and each division thereof to the extent applicable, for each respective month).

12.Standstill Termination.  As used in this Agreement, “Standstill Termination” shall mean the occurrence of the Scheduled Standstill Expiration Date, or, if earlier, the occurrence of any one or more of the following events: (a) any Default or Event of Default under the Credit Agreement, in each case other than the Existing Defaults; (b) any failure by the Borrower for any reason to comply with any term, condition, or provision contained in this Agreement; (c) any representation made by the Borrower in this Agreement or pursuant to it proves to be incorrect or misleading in any material respect when made; or (d) any Material Adverse Effect shall occur as determined in good faith by the Administrative Agent or the Required Lenders.  The occurrence of any Standstill Termination shall be deemed an Event of Default under the Credit Agreement.  Upon the occurrence of a Standstill Termination, the Standstill Period is automatically terminated and the Lenders are then permitted and entitled under Sections 3.1, 7.2, 7.3 and 7.4 of the Credit Agreement, among other things, to decline to provide additional credit to the Borrower, to permanently terminate the Commitments, to accelerate the Obligations, to require cash collateral for undrawn Letters of Credit and to exercise any other rights and remedies that may be available under the Loan Documents or applicable law.

13.No Waiver and Reservation of Rights.  The Borrower acknowledges that the Lenders are not waiving the Existing Defaults, but are simply agreeing to forbear from exercising their rights with respect to the Existing Defaults to the extent expressly set forth in this Agreement.  Without limiting the generality of the foregoing, the Borrower acknowledges and agrees that immediately upon expiration of the Standstill Period, the Administrative Agent and the Lenders have all of their rights and remedies with respect to the Existing Defaults to the same extent, and with the same force and effect, as if the forbearance had not occurred.  The Borrower will not assert and hereby forever waives any right to assert that the Administrative Agent or the Lenders are obligated in any way to continue beyond the Standstill Period to forbear from enforcing their rights or remedies or that the Administrative Agent and the Lenders are not entitled to act on the Existing Defaults after the occurrence of a Standstill Termination as if such default had just occurred and the Standstill Period had never existed.  The Borrower acknowledges that the Lenders have made no representations as to what actions, if any, the Lenders will take after the Standstill Period or upon the occurrence of any Standstill Termination, a Default or Event of Default, and the Lenders and the Administrative Agent must and do hereby specifically reserve any and all rights, remedies, and claims they have (after giving effect hereto) with respect to the Existing Defaults and each other Default or Event of Default that may occur.

14.Acknowledgement of Liens.  The Borrower hereby acknowledges and agrees that the Obligations owing to the Administrative Agent and the Lenders arising out of or in any manner relating to the Loan Documents, as well as all Hedging Liability and Funds Transfer and Deposit Account Liability, shall continue to be secured by Liens on all assets and property of the Borrower and its Subsidiaries, including, without limitation, all accounts, chattel paper, instruments, documents, general intangibles, investment property, deposit accounts, inventory, equipment, fixtures, and certain other assets and properties of the Borrower and its Subsidiaries pursuant to the Loan Documents heretofore executed and delivered by the Borrower and its Subsidiaries, and nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for thereby as to the indebtedness, obligations, and liabilities which would be secured thereby prior to giving effect to this Agreement.

15.Release.  For value received, including without limitation, the agreements of the Lenders in this Agreement, the Shareholder, the Borrower and its Subsidiaries hereby release the Administrative Agent and each Lender, its current and former shareholders, directors, officers, Administrative Agents, employees, attorneys, consultants, and professional advisors (collectively, the “Released Parties”) of and from any and all demands, actions, causes of action, suits, controversies, acts and omissions, liabilities, and other claims of every kind or nature whatsoever, both in law and in equity, known or unknown, which all of the Shareholder, the Borrower and the Subsidiaries has or ever had against the Released Parties prior to, through, and including this date, including, without limitation, those arising out of the existing financing arrangements between the Borrower and the Lenders, and all of the Shareholder, the Borrower and the Subsidiaries further acknowledge that, as of the date hereof, they do not have any counterclaim, set-off, or defense against the Released Parties, each of which the Shareholder, the Borrower and the Subsidiaries hereby expressly waives.

16.Loan Documents Remain Effective.  Except as expressly set forth in this Agreement, the Loan Documents and all of the obligations of the Borrower thereunder, the rights and benefits of the Administrative Agent and Lenders thereunder, and the Liens created thereby remain in full force and effect.  Without limiting the foregoing, the Borrower agrees to comply with all of the terms, conditions, and provisions of the Loan Documents except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Agreement.  This Agreement and the Loan Documents are intended by the Lenders as a final expression of their agreement and are intended as a complete and exclusive statement of the terms and conditions of that agreement.

17.Fees and Expenses.  The Borrower hereby agrees to pay to the Administrative Agent for the benefit of the Lenders party to this Agreement according to their Percentages a non-refundable forbearance fee of $100,000.00 upon closing of this Agreement.  The Borrower shall also pay on demand all fees and expenses (including attorneys’ fees and expenses and financial advisors’ fees and expenses) incurred by the Administrative Agent and its counsel in connection with this Agreement and the other instruments and documents being executed and delivered in connection herewith and the transactions contemplated hereby (the Borrower acknowledges that it will receive summary invoice(s) reflecting only the total amount then due and that such summary invoice(s) will not contain any narrative description of the services provided, and that delivery of such summary invoice(s) shall not in any way constitute a waiver of any right or privilege of the Administrative Agent and the Lenders associated with such invoice(s)).

18.Conditions Precedent.  The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent (the date upon which the following conditions have been satisfied being referred to herein as the “Forbearance Effective Date”):

(a)the Borrower, the Administrative Agent, and the Required Lenders shall have executed and delivered this Agreement on or before the close of business on December 29, 2009.

(b)the payment of the forbearance fee and current legal, professional and financial advisory, and other fees and expenses referred to in Section 15 above.

19.Miscellaneous.  By its acceptance hereof, the Borrower hereby represents that it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that this Agreement constitutes the valid and binding obligation of the Borrower enforceable against it in accordance with its terms.  Any provision of this Agreement held invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provision hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties hereto hereby acknowledge and agree that this Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.  Unless otherwise expressly stated herein, the provisions of this Agreement shall survive the termination of the Standstill Period.  This Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument.  Delivery of executed counterparts of this Agreement by telecopy shall be effective as an original.  This Agreement shall be governed by Ohio law and shall be governed and interpreted on the same basis as the Credit Agreement.

[Signature Pages to Follow]

This Forbearance Agreement is entered into as of the date and year first above written.

"Borrower"

Champion Industries, Inc

By	/s/ Todd R. Fry
Name	Todd R. Fry
Title	Senior Vice President and Chief Financial Officer

"Shareholder"

By	/s/ Marshall T. Reynolds
Mr. Marshall Reynolds, individually

[Signature Page to Forbearance Agreement]

"Required Lenders"

Fifth Third Bank, an Ohio banking corporation, as a Lender, as L/C Issuer, and as Administrative Agent

By	/s/ Paul R. Schubert
Name	Paul R. Schubert
Title	Vice President

[Signature Page to Forbearance Agreement]

The Huntington National Bank

By	/s/ Bruce G. Shearer
Name	Bruce G. Shearer
Title	Senior Vice President

[Signature Page to Forbearance Agreement]

Integra Bank N.A.

By	/s/ Chris E. Rutledge
Name	Chris E. Rutledge
Title	Senior Vice President

[Signature Page to Forbearance Agreement]

Summit Community Bank

By	/s/ Jason Koontz
Name	Jason Koontz
Title	Senior Vice President

[Signature Page to Forbearance Agreement]

SunTrust Bank

By	/s/ Kip Hurd
Name	Kip Hurd
Title	First Vice President

[Signature Page to Forbearance Agreement]

United Bank, Inc.

By	/s/ Linda J. Pleasants
Name	Linda J. Pleasants
Title	Vice President

[Signature Page to Forbearance Agreement]

Reaffirmation, Consent and Joinder

Each of the undersigned heretofore executed and delivered to the Administrative Agent a Guaranty Agreement dated as of September 14, 2007 (the “Guaranty”).  Each of the undersigned hereby consents to the Forbearance Agreement as set forth above, joins such agreement with respect to Paragraph 13 thereof, and confirms that its Guaranty, all obligations thereunder, and all Collateral Documents executed and delivered by it, and any Liens created or provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged by the Forbearance Agreement.  Each of the undersigned further agrees that its consent to any further amendments, waivers or consents in connection with the Credit Agreement shall not be required as a result of this consent having been obtained.  Each of the undersigned acknowledges that the Required Lenders are relying on the joinder and assurances provided herein in entering into the Forbearance Agreement set forth above.

Dated as of:  December 29, 2009

The Chapman Printing Company, Inc., a West Virginia corporation
Stationers, Inc., a West Virginia corporation
Bourque Printing, Inc., a Louisiana corporation
Dallas Printing Company, Inc., a Mississippi corporation
Carolina Cut Sheets, Inc., a West Virginia corporation
Donihe Graphics, Inc., a Tennessee corporation
Smith & Butterfield Co., Inc., an Indiana corporation
The Merten Company, an Ohio corporation
Interform Corporation, a Pennsylvania corporation
CHMP Leasing, Inc., a West Virginia corporation
Blue Ridge Printing Co., Inc., North Carolina corporation
Capitol Business Equipment, Inc., a West Virginia corporation
Thompson’s of Morgantown, Inc., a West Virginia corporation
Independent Printing Service, Inc., an Indiana corporation
Diez Business Machines, Inc., a Louisiana corporation
Transdata Systems, Inc., a Louisiana corporation
Syscan Corporation, a West Virginia corporation
Champion Publishing, Inc., a West Virginia corporation

By	/s/ Todd R. Fry
Name: Todd R. Fry
Title: Senior Vice President and Chief Financial Officer